EXHIBIT 10.8

EXCHANGE AGREEMENT

Between

EMERGING MEDIA HOLDINGS INC., a Nevada Corporation
(“EMDH”)

and

MEN’S MEDICAL CORPORATION, a Florida corporation.,
(“MMC”)

Dated: January 31, 2011

EXCHANGE AGREEMENT

THIS EXCHANGE AGREEMENT (hereinafter referred to as this "Agreement") is entered into as of this 31st day of January, 2011, by and between Emerging Media Holdings Inc., a Nevada corporation having its principal place of business at 1809 E. Broadway St., Suite 175, Oviedo, FL 32765 (hereinafter referred to as “EMH”) and Men’s Medical Corporation., a Florida Corporation having its principal place of business at 225 Saddleworth Place, Lake Mary, FL 32746 (hereinafter referred to as "MMC”), (collectively the two companies are hereinafter referred to as the “Parties”) upon the following premises:

WHEREAS, EMH, is a publicly held corporation organized under the laws of the State of Nevada;

WHEREAS, MMC is a privately-held corporation organized under the laws of state of Florida;

WHEREAS, management of the constituent corporations have determined that it is in the best interest of the parties that EMH acquire 100% of the issued and outstanding securities of MMC in exchange for 1,000 shares of EMDH Class A Preferred Stock  (the "Exchange"), and MMC agreed to use its best efforts to cause its shareholders (the "MMC Shareholders") to exchange their securities of MMC on the terms described herein; and

WHEREAS, the Parties desire to set forth the terms of the Exchange, which is intended to constitute a tax-free reorganization pursuant to the provisions of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended.

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived here from, it is hereby agreed as follows:

ARTICLE I

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF MMC

As an inducement to, and to obtain the reliance of EMH except as set forth on the MMC Schedules (as hereinafter defined), MMC represents and warrants as follows:

Section 1.01            Organization.  MMC  is a corporation duly organized, validly existing, and in good standing under the laws of State of Florida and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in the states or countries in which the character and location of the assets owned by  it or the nature of the business transacted by it requires qualification, except where failure to be so qualified would not have a material adverse effect on its business.  Included in the MMC Schedules are complete and correct copies of the articles of incorporation, and the bylaws of MMC as in effect on the date hereof.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of MMC’s articles of incorporation or bylaws.  MMC has taken all actions required by law, its articles of incorporation, or otherwise to authorize the execution and delivery of this Agreement.  MMC has full power, authority, and legal right and has taken all action required by law, its articles of incorporation, and otherwise to consummate the transactions herein contemplated.

Section 1.02            Capitalization.  The authorized capitalization of MMC consists of 1,500 shares of common stock, of which 1,500 shares are currently issued and outstanding.  All issued and outstanding shares are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.

Section 1.03            Absence of Certain Changes or Events. Except as set forth in this Agreement or the MMC Schedule 1.03, since November 30, 2010 there has been no material change in the business and assets of MMC and to the best knowledge of MMC, MMC has not become subject to any law or regulation which materially and adversely affects, or in the future may adversely affect  the business, operations, properties, assets, or condition of MMC.

Section 1.04            Litigation and Proceedings. There are no actions, suits, proceedings, or investigations pending or, to the knowledge of MMC after reasonable investigation, threatened by or against MMC or affecting MMC or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.  MMC does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances that, after reasonable investigation, would result in the discovery of such a default.

Section 1.05            Contracts.

(a)           Except as included or described in the MMC Schedule 1.05, there are no "material" contracts, agreements, franchises, license agreements, debt instruments or other commitments to which MMC is a party or by which it or any of its assets, products, technology, or properties are bound other than those incurred in the ordinary course of business (as used in this Agreement, a "material" contract, agreement, franchise, license agreement, debt instrument or commitment is one which (i) will remain in effect for more than six (6) months after the date of this Agreement or (ii) involves aggregate obligations of at least twenty-five thousand dollars ($25,000));

(b)           All contracts, agreements, franchises, license agreements, and other commitments to which MMC is a party or by which its properties are bound and which are material to the operations of MMC taken as a whole are valid and enforceable by MMC in all respects, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally;

(c)           Except as set forth in the MMC Schedule 1.05, MMC is not a party to or bound by, and the properties of MMC are not subject to any contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award which materially and adversely affects, the business operations, properties, assets, or condition of MMC; and

(d)           Except as included or described in the MMC Schedule 1.05 or reflected in the most recent MMC balance sheet, MMC is not a party to any oral or written (i) contract for the employment of any officer or employee which is not terminable on 30 days, or less notice; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, (iii) agreement, contract, or indenture relating to the borrowing of money, (iv) guaranty of any obligation, other than one on which MMC is a primary obligor, for the borrowing of money or otherwise, excluding endorsements made for collection and other guaranties of obligations which, in the aggregate do not exceed more than one year or providing for payments in excess of $25,000 in the aggregate; (vi) collective bargaining agreement; or (vii) agreement with any present or former officer or director of MMC.

Section 1.06            Material Contract Defaults.  MMC is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets or condition of MMC and there is no event of default in any material respect under any such contract, agreement, lease, or other commitment in respect of which MMC has not taken adequate steps to prevent such a default from occurring.

Section 1.07            No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute an event of default under, or terminate, accelerate or modify the terms of any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which MMC is a party or to which any of its properties or operations are subject.

Section 1.08            Governmental Authorizations.  Except as set forth in the MMC Schedule 1.08, MMC has all licenses, franchises, permits, and other governmental authorizations that are legally required to enable it to conduct its business in all material respects as conducted on the date hereof.  Except for compliance with federal and state securities and corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by MMC of this Agreement and the consummation by MMC of the transactions contemplated hereby.

Section 1.09            Compliance With Laws and Regulations.  Except as set forth in the MMC Schedule 1.09, to the best of its knowledge MMC has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of MMC, or except to the extent that noncompliance would not result in the occurrence of any material liability for MMC.

Section 1.10            Approval of Agreement.  The board of directors of MMC has authorized the execution and delivery of this Agreement by MMC and has approved this Agreement and the transactions contemplated hereby, and will recommend to the MMC Shareholders that the Exchange be accepted by them.

Section 1.11             Material Transactions or Affiliations.  Set forth in the MMC Schedules is a description of every contract, agreement, or arrangement between MMC and any predecessor and any person who was at the time of such contract, agreement, or arrangement an officer, director, or person owning of record, or known by MMC to own beneficially, 5% or more of the issued and outstanding common stock of MMC and which is to be performed in whole or in part after the date hereof or which was entered into not more than three years prior to the date hereof.  Except as disclosed in the MMC Schedules or otherwise disclosed herein, no officer, director, or 5% shareholder of MMC has, or has had since inception of MMC, any known interest, direct or indirect, in any transaction with MMC which was material to the business of MMC.  There are no commitments by MMC, whether written or oral, to lend any funds, or to borrow any money from, or enter into any other transaction with, any such affiliated person.

Section 1.12            MMC Schedules.  MMC has delivered to EMH the following schedules, which are collectively referred to as the "MMC Schedules" and which consist of separate schedules dated as of the date of execution of this Agreement, all certified by the chief executive officer of MMC as complete, true, and correct as of the date of this Agreement in all material respects:

(a)           a schedule containing complete and correct copies of the articles of incorporation, and bylaws of MMC in effect as of the date of this Agreement;

(b)           Schedule containing unaudited financial statements since inception of MMC to November 30, 2010, and a written assurance of presenting the GAAP standard audit within seventy five days after the closing of the present transaction.

MMC shall cause the MMC Schedules and the instruments and data delivered to MMC, hereunder to be promptly updated after the date hereof up to and including the Closing .

Section 1.13            Payroll Taxes and Corporate Taxes.  All of the payroll taxes and corporate taxes owed by MMC up to the date of Closing shall remain the responsibility of MMC.

Section 1.14            Valid Obligation.  This Agreement and all agreements and other documents executed by MMC in connection herewith constitute the valid and binding obligation of MMC, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

ARTICLE II

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF EMH

As an inducement to, and to obtain the reliance of EMH and the EMH Shareholders, except as set forth in the EMH Schedules (as hereinafter defined), EMH represents and warrants as follows:

Section 2.01            Organization.  EMH is a corporation duly organized, validly existing, and in good standing under the laws of Nevada and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets, to carry on its business in all material respects as it is now being conducted, and except where failure to be so qualified would not have a material adverse effect on its business, there is no jurisdiction in which it is not qualified in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification.  Included in the EMH Schedules are complete and correct copies of the Articles of Incorporation and By-Laws as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of EMH Articles of Incorporation and By-Laws.   EMH has taken all action required by law, its Articles of Incorporation, or otherwise to authorize the execution and delivery of this Agreement, and EMH has full power, authority, and legal right and has taken all action required by law, its Articles of Incorporation, or otherwise to consummate the transactions herein contemplated.

Section 2.02            Capitalization.  EMH’s authorized capitalization consists of 100,000,000 shares of common stock, $.001par value of which 12,250,922 is currently outstanding.  All issued and outstanding shares are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.

Section 2.03            Subsidiaries and Predecessor Corporations.  EMH does not have any predecessor corporation(s) or subsidiaries, and does not own, beneficially or of record, any shares of any other corporation, except as disclosed in Schedule 2.03.

Section 2.04                                Securities Filings; Financial Statements.

(a)           EMH Financial Statements are available on the SEC web site and are true, correct and accurate and disclose all liabilities of EMH.

(b)           EMH has no liabilities with respect to the payment of any federal, state, county, local or other taxes (including any deficiencies, interest or penalties), except for taxes accrued but not yet due and payable.

(c)           EMH has timely filed all state, federal or local income and/or franchise tax returns required to be filed by it from inception to the date hereof.  Each of such income tax returns reflects the taxes due for the period covered thereby, except for amounts that, in the aggregate, are immaterial.

(d)           The books and records, financial and otherwise, of EMH are in all material aspects complete and correct and have been maintained in accordance with good business and accounting practices.

(e)           All of EMH assets are reflected on its financial statements, and, except as set forth in the EMH Schedules or the financial statements of EMH or the notes thereto, EMH has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

Section 2.05            Filings: Books and Records.  The books and records, financial and otherwise, of EMH are in all material aspects complete and correct and have been maintained in accordance with good business and accounting practices.

Section 2.06            Intentionally Omitted.

Section 2.07            Options or Warrants.  There are no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued stock of EMH, except as described in Schedule 2.06 (the "Existing Rights").

Section 2.08            Absence of Certain Changes or Events.  Except as disclosed in the EMH Schedules, or otherwise disclosed in writing to EMH, since the date of the most recent EMH balance sheet:;

(a)           there has not been (i) any material adverse change in the business, operations, properties, assets or condition of EMH or (ii) any damage, destruction or loss to EMH(whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets or condition of EMH;

(b)           EMH has not (i) amended its certificate of incorporation or bylaws; (ii) declared or made, or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are outside of the ordinary course of business or material considering the business of EMH; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any transactions or agreements other than in the ordinary course of business; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or  termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its salaried employees whose monthly compensation exceed $1,000; or  (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, made to, for or with its officers, directors, or employees;

(c)           EMH has not (i) granted or agreed to grant any options, warrants, or other rights for its stock, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid or agreed to pay any material obligations or liabilities (absolute or contingent) other than current liabilities reflected in or shown on the most recent EMH balance sheet and current liabilities incurred since that date in the ordinary course of business and professional and other fees and expenses in connection with the preparation of this Agreement and the consummation of the transaction contemplated hereby; (iv) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $1000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value less than $1000); (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of EMH; or (vi) issued, delivered or agreed to issue or deliver, any stock, bonds, or other corporate securities including debentures (whether authorized and unissued or held as treasury stock), except in connection with this Agreement; and

(d)           To the best knowledge of EMH, it has not become subject to any law or regulation which materially and adversely affects, or in the future, may adversely affect, the business, operations, properties, assets or condition of EMH.

Section 2.09            Litigation and Proceedings.  There are no actions, suits, proceedings or investigations pending or, to the knowledge EMH after reasonable investigation, threatened by or against EMH or affecting  EMH or  its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.  EMH Limited has no knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality or any circumstance that after reasonable investigation would result in the discovery of such default.

Section 2.10            Contracts.

(a)           EMH is not a party to, and its assets, are not bound by, any material contract, franchise, license agreement, agreement, debt instrument or other commitments whether such agreement is in writing or oral.

(b)           EMH is not a party to or bound by, and the properties of EMH are not subject to any contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award which materially and adversely affects, the business operations, properties, assets, or condition of EMH.

(c)           All contracts, agreements, franchises, license agreements, and other commitments to which EMH is a party or by which its properties are bound and which are material to the operations of EMH taken as a whole are valid and enforceable by EMH in all respects, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally;

(d)           Except as reflected in the most recent EMH balance sheet, EMH is not a party to any oral or written (i) contract for the employment of any officer or employee which is not terminable on 30 days, or less notice; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, (iii) agreement, contract, or indenture relating to the borrowing of money, (iv) guaranty of any obligation, other than one on which EMH is a primary obligor, for the borrowing of money or otherwise, excluding endorsements made for collection and other guaranties of obligations which, in the aggregate do not exceed more than one year or providing for payments in excess of $1,000 in the aggregate; (vi) collective bargaining agreement; or (vii) agreement with any present or former officer or director of EMH.

Section 2.11            Material Contract Defaults.  EMH is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets or condition of EMH and there is no event of default in any material respect under any such contract, agreement, lease, or other commitment in respect of which EMH has not taken adequate steps to prevent such a default from occurring.

Section 2.12            No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which EMH is a party or to which any of its assets or operations are subject.

Section 2.13            Governmental Authorizations.  EMH has all licenses, franchises, permits, and other governmental authorizations, that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof.  Except for compliance with federal and state securities or corporation laws, as hereinafter provided, no authorization, approval, consent or order of, of registration, declaration or filing with, any court or other governmental body is required in connection with the execution and delivery by EMH of this Agreement and the consummation by MMC of the transactions contemplated hereby.

Section 2.14            Compliance With Laws and Regulations.  To the best of its knowledge, EMH has complied with all applicable statutes and regulations of any federal, state, or other applicable governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets or condition of EMH or except to the extent that noncompliance would not result in the occurrence of any material liability.  This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

Section 2.15            Material Transactions or Affiliations.  Except as disclosed herein and in the EMH Schedules, there exists no contract, agreement or arrangement between EMH and any predecessor and any person who was at the time of such contract, agreement or arrangement an officer, director, or person owning of record or known by EMH to own beneficially, 5% or more of the issued and outstanding common stock of EMH and which is to be performed in whole or in part after the date hereof or was entered into not more than three years prior to the date hereof.  Neither any officer, director, nor 5% shareholder of EMH has, or has had since inception of EMH, any known interest, direct or indirect, in any such transaction with EMH which was material to the business of EMH.  EMH has no commitment, whether written or oral, to lend any funds to, borrow any money from, or enter into any other transaction with, any such affiliated person.

Section 2.16            Approval of Agreement.  The board of directors and the shareholders of EMH have authorized the execution and delivery of this Agreement and has approved this Agreement and the transactions contemplated hereby.

Section 2.17            Sale of Business Enterprises.  EMH will sell some but not substantially all of the assets comprised of the subsidiaries of EMH following the consummation of the transactions contemplated hereby.

Section 2.18            EMH Schedules.  EMH will deliver to MMC the following, which are certified by the chief executive officer of EMH to be complete, true, and accurate in all material respects as of the date of this Agreement:

(a)           a schedule containing complete and accurate copies of the certificate of incorporation and bylaws of EMH as in effect as of the date of this Agreement;

a schedule containing the financial statements of EMH identified in paragraph 2.04(a);

a certified shareholder list at the moment of the transaction.

(d)           Resolution of the Board of Directors by which all directors of EMH, except one (1), resign, and two (2) members of the Board of Directors of MMC are appointed to the board of EMH.

(e)           a schedule setting forth any other information, together with any required copies of documents.

EMH shall cause the EMH Schedules and the instruments and data delivered to EMH hereunder to be promptly updated after the date hereof up to and including the Closing Date.

Section 2.19            Valid Obligation.  This Agreement and all agreements and other documents executed by EMH in connection herewith constitute the valid and binding obligation of EMH, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 2.20  Obligations to be Paid at Closing.  At or before closing the following will be paid by EMH: 1) $10,000 to Roger L. Fidler, special securities counsel to MMC; 2) such sum as shall be required by EMH auditors to guaranty the completion of the 2010 audit and issuance of their report; 3) all franchise taxes accrued through closing; and, 4) all outstanding bills of the transfer agent of EMH.

ARTICLE III

PLAN OF EXCHANGE

Section 3.01            The Exchange.  On the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined in Section 3.03), each MMC Shareholder the "Exchanging Shareholders"), shall assign, transfer and deliver, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, the number of shares of common stock of MMC set forth on Schedule 1.19(c) attached hereto, in the aggregate constituting 100% of the issued and outstanding shares of common stock of MMC; the objective of such Exchange being the acquisition by EMH of 100% of the issued and outstanding common stock of MMC.  In exchange for the transfer of such securities by the MMC Shareholders, MMC shareholders will be issued 1,000 Class A Preferred Shares (“Initial Shares”) having such terms and preferences as set forth in the Form of Class A Preferred Stock attached hereto as Schedule 3.01. At the Closing, each MMC Shareholder shall, on surrender of his certificate or certificates representing such MMC shares to EMH or its registrar or transfer agent, be entitled to receive a certificate or certificates evidencing his proportionate interest in the Initial Shares.  Upon consummation of the transaction contemplated herein all of the shares of capital stock of MMC shall be held by EMH.

Section 3.02            Upon execution of this agreement and for consideration thereof, EMH agrees to pay any amounts due as previously disclosed and set forth in Schedule 3.02 prior to Closing.

Section 3.03            Reverse Stock Split.  The Exchanging Shareholders agree to vote for a 1:10 reverse split of the common stock of EMH as the part of the closing of this transaction.

Section 3.04            Closing.  The closing ("Closing") of the transactions contemplated by this Agreement shall take place on February 3, 2011 or on other such time as parties agree.

Section 3.05            The financial statements of EMH shall reflect all current and total liabilities, including all trade payables and all EMH assets at Closing; further that EMH shall assume the payments of all aged payables of EMH, as shown on Schedule 3.05 hereof, on terms and conditions satisfactory to the creditors listed thereon. Prior to Closing, EMH shall use its best efforts to reduce and negotiate agreed reductions of the payables to be assumed by EMH at Closing, such that the total aggregate amount of payables to be assumed by EMH shall not exceed $100 at Closing.

Section 3.08            Upon signing, EMH’S present board of directors shall appoint Craig Harris as the secretary of EMH, Christopher Smith as the President, CEO and CFO. Then, Christopher Smith and Craig Harris will be appointed as directors of EMH, effective immediately, and as soon as he accepts the appointment, all of the present EMH officers and directors will resign, except one (1) director, as of the Closing Date, effective at the conclusion of the Closing.

Section 3.09            Closing Events.  At the Closing, EMH and each of the Exchanging Shareholders shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered) any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.  This Agreement shall become effective as of Closing on or about January 31, 2011.

Section 3.10            Termination.

This Agreement may be terminated by the board of directors of either EMH or MMC at any time prior to the Closing if:

(a)           there shall be any actual or threatened action or proceeding before any court or any governmental body which shall seek to restrain, prohibit, or invalidate the transactions contemplated by this Agreement and which, in the judgment of such board of directors, made in good faith and based upon the advice of its legal counsel, makes it inadvisable to proceed with the Exchange; or

(b)           any of the transactions contemplated hereby are disapproved by any regulatory authority whose approval is required to consummate such transactions (which does not include the Securities and Exchange Commission) or in the judgment of such board of directors, made in good faith and based on the advice of counsel, there is substantial likelihood that any such approval will not be obtained or will be obtained only on a condition or conditions which would be unduly burdensome, making it inadvisable to proceed with the Exchange.

In the event of termination pursuant to this paragraph (a) of Section 3.04, no obligation, right or liability shall arise hereunder, and each party shall bear its own costs and expenses incurred by it in connection with the negotiation, drafting, and execution of this Agreement and the transactions herein contemplated.

ARTICLE IV

SPECIAL COVENANTS

Section 4.01            Access to Properties and Records.  Each of the Parties will each afford to the officers and authorized representatives of the other Parties full access to their properties, books and records, in order that each may have a full opportunity to make such reasonable investigation as they shall desire to make of the affairs of the other, and each will furnish the other with such additional financial and operating data and other information reasonably requested.

Section 4.02            Delivery of Books and Records.  At the Closing, EMH shall deliver to MMC, the copies of the corporate minute books, books of account, contracts, records, and all other books or documents of EMH now in the possession of EMH or its officer and director, Iouri Berdian.

Section 4.03            Third Party Consents and Certificates.  All Parties agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated.

Section 4.04            Consent of EMH Shareholders.  EMH shall use its best efforts to obtain the consent of all EMH shareholders to participate in the Exchange.

Section 4.05            EMH  Shareholder Meeting.  EMH shall not call a shareholders meeting with respect to this transaction.

Section 4.06            Post-Exchange Sales Under Rule 144 or 145, If Applicable.

(a)           EMH will use its best efforts to at all times comply with the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including timely filing of all periodic reports required under the provisions of the Exchange Act and the rules and regulations promulgated there under.

(b)           Upon being informed in writing by any such person holding restricted stock of EMH subsequent to the Exchange that such person intends to sell any shares under Rule 144, Rule 145 or Regulation S promulgated under the Securities Act (including any rule adopted in substitution or replacement thereof), EMH will certify in writing to such person, if requested, that it has filed all of the reports required to be filed by it under the Exchange Act to enable such person to sell such person's restricted stock under Rule 144, 145 or Regulation S, as may be applicable in the circumstances, or will inform such person in writing that it has not filed any such report or reports.

(c)           If any certificate representing any such restricted stock is presented to EMH’S transfer agent for registration of transfer in connection with any sale theretofore made under Rule 144, 145 or Regulation S, provided such certificate is duly endorsed for transfer by the appropriate person(s) or accompanied by a separate stock power duly executed by the appropriate person(s) in each case with reasonable assurances that such endorsements are genuine and effective, and is accompanied by an opinion of counsel satisfactory to EMH and its counsel that the stock transfer has complied with the requirements of Rule 144, 145 or Regulation S, as the case may be, EMH will promptly instruct its transfer agent to register transfer such shares and to issue one or more new certificates representing such shares to the transferee and, if appropriate under the provisions of Rule 144, 145 or Regulation S, as the case may be, free of any stop transfer order or restrictive legend.  The provisions of this Section 4.08 shall survive the Closing and the consummation of the transactions contemplated by this Agreement.

Section 4.07            Indemnification.

(a)           EMH hereby agrees to indemnify MMC and each of the officers, agents and directors of MMC as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentations made under Article I of this Agreement.  The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement.

MMC and its officers and directors hereby agrees to indemnify EMH and each of the officers, agents, and directors of EMH as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made under Article II of this Agreement.  The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement.

ARTICLE V

CONDITIONS PRECEDENT TO OBLIGATIONS OF MMC

The obligations of MMC under this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions:

Section 5.01            Accuracy of  Representations and Performance of Covenants.  The representations and warranties made by MMC in this Agreement were true when made and shall be true at the Closing with the same force and effect as if such representations and warranties were made at and as of the Closing (except for changes therein permitted by this Agreement).  MMC shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by MMC prior to or at the Closing.

Section 5.02            Officer's Certificate.  MMC has been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of MMC to the effect that no litigation, proceeding, investigation, or inquiry is pending, or to the best knowledge of MMC threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement, or, to the extent not disclosed in the MMC Schedules, by or against MMC, which might result in any material adverse change in any of the assets, properties, business, or operations of MMC.

Section 5.03            No Material Adverse Change.  Prior to the Closing , there shall not have occurred any change in the financial condition, business, or operations of MMC nor shall any event have occurred which, with the lapse of time or the giving of notice, is determined to be unacceptable using the criteria set forth in Section 2.08.

Section 5.04            Approval by Shareholders.  The Exchange shall have been approved, and shares delivered in accordance with Section 3.01, by the holders of not less than one hundred percent (100%) of the outstanding common stock of MMC.

Section 5.05            No Governmental Prohibition.  No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 5.06            Consents.  All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of MMC after the Closing on the basis as presently operated shall have been obtained.

Section 5.07            Other Items.

(a)           MMC shall have received a list of MMC shareholders containing the name, address, and number of shares held by each MMC shareholder as of the date of Closing, certified by an executive officer of MMC as being true, complete and accurate; and

(b)           MMC shall have received such further opinions, documents, certificates or instruments relating to the transactions contemplated hereby as Parent may reasonably request.

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF EMH

The obligations of EMH and the EMH Shareholders under this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions:

Section 6.01            Accuracy of Representations and Performance of Covenants.  The representations and warranties made by EMH in this Agreement were true when made and shall be true as of the Closing (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing.  Additionally, EMH shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied shall have approved the Exchange and the related transactions described herein.. EMH shall have been furnished with certificates, signed by duly authorized executive officers of EMH and dated the Closing Date, to the foregoing effect.

Section 6.02            Officer's Certificate.  EMH shall have been furnished with certificates dated the Closing Date and signed by duly authorized executive officers of EMH, to the effect that no litigation, proceeding, investigation or inquiry is pending, or to the best knowledge of EMH threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement  or, to the extent not disclosed in the EMH Schedules, by or against EMH, which might result in any material adverse change in any of the assets, properties or operations of EMH.

Section 6.03            No Governmental Prohibition.  No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 6.04            Consents.  All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of each party after the Closing on the basis as presently operated shall have been obtained.

Section 6.05            Other Items   EMH shall have received further opinions, documents, certificates, or instruments relating to the transactions contemplated hereby as EMH may reasonably request.

ARTICLE VII

MISCELLANEOUS

Section 7.01            Brokers.   The Parties agree that there were no finders or brokers involved in bringing the parties together or who were instrumental in the negotiation, execution or consummation of this Agreement.  The Parties each agree to indemnify the other against any claim by any third person other than those described above for any commission, brokerage, or finder's fee arising from the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.

Section 7.02            Governing Law.  This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to the matters of state law, with the laws of the State of State of Florida without giving effect to principles of conflicts of law thereunder.  Each of the parties (a) irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the federal courts of the United States.

Section 7.03            Notices.  Any notice or other communications required or permitted hereunder shall  be in writing and shall be sufficiently given if personally delivered to it or sent by telecopy, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to EMH:                                             Iurie Bordian
EMH Corporation
1809 E. Broadway St,
Suite 175
Ovieda, FL 32765

If to MMC:                                            Christopher Smith
225 Saddleworth Place
Lake Mary, FL 32746

            With copies to:                                         Roger L. Fidler, Esq.
Law Offices of Roger L. Fidler
225 Franklin Avenue
Suite IV
Midland Park, NJ 07432
(201) 670-0888 (Facsimile)
rfidler0099@aol.com

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by telecopy and receipt is confirmed by telephone and (iv) three (3) days after mailing, if sent by registered or certified mail.

Section 7.04            Attorney's Fees.  In the event that either party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing party shall be reimbursed by the losing party for all costs, including reasonable attorney's fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 7.05            Confidentiality.  Each party hereto agrees with the other that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement.  In the event of the termination of this Agreement, each party shall return to the other party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each party will continue to comply with the confidentiality provisions set forth herein.

Section 7.06            Public Announcements and Filings.  Unless required by applicable law or regulatory authority, none of the parties will issue any report, statement or press release to the general public, to the trade, to the general trade or trade press, or to any third party (other than its advisors and representatives in connection with the transactions contemplated hereby) or file any document, relating to this Agreement and the transactions contemplated hereby, except as may be mutually agreed by the parties.  Copies of any such filings, public announcements or disclosures, including any announcements or disclosures mandated by law or regulatory authorities, shall be delivered to each party at least one (1) business day prior to the release thereof.

Section 7.07            Schedules; Knowledge.  Each party is presumed to have full knowledge of all information set forth in the other party's schedules delivered pursuant to this Agreement.

Section 7.08            Third Party Beneficiaries.  This contract is strictly between EMH and  EMH, and, except as specifically provided, no director, officer, stockholder, employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

Section 7.09            Expenses.  Whether or not the Exchange is consummated, each Party hereto will bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with the Exchange or any of the other transactions contemplated hereby.

Section 7.10            Entire Agreement.  This Agreement represents the entire agreement between the parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

Section 7.11            Survival; Termination.  The representations, warranties, and covenants of the respective parties shall survive the Closing  and the consummation of the transactions herein contemplated for a period of two years.

Section 7.12            Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

Section 7.13            Amendment or Waiver.  Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.  At any time prior to the Closing , this Agreement may by amended by a  writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

Section 7.14            Best Efforts.  Subject to the terms and conditions herein provided, each party shall use its best efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable.  Each party also agrees that it shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first-above written.

ATTEST:	MEN’S MEDICAL CORPORATION

	BY:	/s/ Christopher Smith
Christopher Smith, President

EMERGING MEDIA HOLDINGS

ATTEST:	BY:	/s/ Iurie Bordian
Iurie Bordian, President

SCHEDULES

NONE
1.05  NONE
1.08  NONE
1.09  NONE
1.19(c)  Saddleworth Ventures LLC
2.03
IM “Media Alianti” SRL
SA “Analytic Media Group”
ICS “Alkazar Media Services” SRL

See Attached
See Attached
3.05  See Attached
SCHEDULE 3.01

CLASS A PREFERRED STOCK CERTIIFCATE
OF
EMERGING MEDIA HOLDINGS, INC.

Par value $0.001                                                                                                                     1 Share

THIS CERTIFIES THAT

Christopher Smith

Is The Owner Of

1,000

Fully Paid and Non-Assessable Shares of the Class A Preferred Stock
Par Value $0.001 Each Of

EMERGING MEDIA HOLDINGS, INC.

Transferable On The Books Of The Corporation In Person Or By Duly Authorized Attorney Upon Surrender Of This Certificate Properly Endorsed.  This Certificate Is Valid Upon Execution By The Appropriate Corporate Officers.
Witness The Facsimile Seal Of The Corporation And The Signatures Of Its Duly Authorized Officers.

Christopher Smith President	Secretary

The terms and privileges of the Class A Preferred Stock are set forth on the pages attached hereto and in the Corporate Minutes of the Corporation.

Corporate Seal

PREFERENCE TERMS OF THE CLASS PREFERRED STOCK OF EMERGING MEDIA HOLDINGS, INC.
A. Preferences on Liquidation

(1) In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the corporation, the holders of shares of the Series A Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the corporation available for distribution to its stockholders, whether from capital, surplus or earnings, before any payment shall be made in respect of the corporation’s common stock, an amount equal to ten dollars ($10.00) per share. After setting apart or paying in full the preferential amounts due the holders of the Series A Preferred Stock, the remaining assets of the corporation available for distribution to stockholders, if any, shall be distributed exclusively to the holders of common stock, each such issued and outstanding share of common stock entitling the holder thereof to receive an equal proportion of said remaining assets.  If upon liquidation, dissolution, or winding up of the corporation, the assets of the corporation available for distribution to its shareholders shall be insufficient to pay the holders of the Series A Preferred Stock the full amounts to which they respectively shall be entitled, the holders of the Series A Preferred Stock shall share ratably in any distribution of assets according to the respective amounts which would be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.  The merger or consolidation of the corporation into or with another corporation in which this corporation shall not survive and the shareholders of this corporation shall own less then 50 percent of the voting securities of the surviving corporation or the sale, transfer or lease (but not including a transfer or lease by pledge or mortgage to a bona fide lender) of all or substantially all of the assets of the corporation shall be deemed to be a liquidation, dissolution or winding up of the corporation as those terms as used in this paragraph A.

(2) In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the corporation, the corporation shall, within ten (10) days after the date the Board of Directors approves such action, or within twenty (20) days prior to any shareholder’s meeting called to approve such action, or within twenty (20) days after the commencement of any involuntary proceeding, whichever is earlier, give each holder of shares of Series A Preferred Stock initial written notice of the proposed action.  Such initial written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash, and property to be received by the holders of shares of Series A Preferred Stock upon consummation of the proposed action and the date of delivery thereof.  If any material change in the facts set forth in the initial notice shall occur, the corporation shall promptly give written notice to each holder of shares of series A Preferred Stock of such material change.

The corporation shall not consummate any voluntary or involuntary liquidation, dissolution, or winding up of the corporation before the expiration of thirty (30) days after the mailing of the initial notice or ten (10) days after the mailing of any subsequent written notice, whichever is later; provided that any such thirty-day or ten-day period may be shortened upon the written consent of the holders of all of the outstanding shares of Series A Preferred Stock.

(3) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation which will involve the distribution of assets other than cash, the corporation shall promptly engage competent independent appraisers to determine the value of the assets to be distributed to the holders of shares of Series A Preferred Stock and the holders of shares of common stock (it being understood that with respect to the valuation of securities, the corporation shall engage such appraiser as shall be approved by the holders of a majority of shares of the corporation’s outstanding Series A Preferred Stock).  The corporation shall, upon receipt of such appraiser’s valuation, give prompt written notice to each holder of shares of Series A Preferred Stock of the appraiser’s valuation.

B. Negative Covenants

The corporation will not, by amendment of its articles of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms or be observed or performed hereunder by this corporation, but will at all times in good faith assist in the carrying out of all the provisions of this section and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.

C.  Conversion

Each share of the Class A Preferred Stock may be converted at any time after issuance into 25,000 shares of the Corporation’s Common Stock (“Conversion Shares”) by paying the par value of each common share to the Corporation.  The Conversion shall be subject to any reverse splits of the common stock but shall be given the benefit of any forward stock splits, stock dividends and other rights given to holders of the common stock of the Corporation.

D.  Voting Rights

Each share of the Class A Preferred Stock shall have the same voting rights as 25,000 shares of common stock at any and all meetings of the shareholders of the Corporation.

Schedule 3.02         Amounts Due and To Be Paid by EMH

Schedule 3.05  Payables